Exhibit 99.1

ZUFFA PARENT, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the members of Zuffa Parent, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zuffa Parent, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, members’ equity, and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue – Refer to Notes 2 and 3 to the financial statements

Critical Audit Matter Description

The Company’s revenue is generally recognized when control of the promised goods or services is transferred to its customers either at a point in time or over time. For contracts which have more than one performance obligation the total contract consideration is allocated based on management’s estimate of each performance obligation’s stand-alone selling price. Consumer products licensing revenue is derived from licensing the Company’s logos, trade names, trademarks and related symbolic intellectual property to third party manufacturers and distributors of branded merchandise. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract year. Given the judgement involved in the determination of distinct performance obligations and the allocation of the transaction price to each distinct performance obligation, auditing the related revenue required both extensive audit effort and a high degree of audit judgement when performing audit procedures and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the revenue recognition of consumer products licensing contracts with minimum guarantees included the following, among others:

•	We evaluated the Company’s revenue recognition policy and management’s current year accounting assessment for consumer products licensing agreements with minimum guarantees.

•	We obtained and read a sample of consumer products licensing contracts, including master agreements, amended agreements, and other source documents that were part of the contract.

•	We tested management’s identification of the performance obligations within the consumer products licensing contracts.

•	We tested management’s allocation of transaction price to each distinct performance obligation.

•	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the financial statements.

/s/ Deloitte & Touche LLP

New York, NY

May 12, 2023

ZUFFA PARENT, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$180,574	$874,688
Accounts receivable (1)	45,448	21,565
Other current assets (2)	42,278	52,005

Total current assets	268,300	948,258

Property, buildings and equipment, net	175,048	174,049
Intangible assets, net	475,765	522,347
Operating lease right-of-use assets	23,276	19,161
Goodwill	2,602,639	2,602,639
Investments	5,416	1,749
Other assets	30,286	27,972

Total assets	$3,580,730	$4,296,175

Liabilities, Redeemable Non-controlling Interests and Members’ Equity
Current liabilities:
Accounts payable	$16,842	$11,636
Accrued liabilities	108,189	91,665
Current portion of long-term debt	22,683	22,894
Current portion of operating lease liabilities	1,793	1,583
Deferred revenue (3)	71,624	50,690
Other current liabilities (4)	9,048	8,852

Total current liabilities	230,179	187,320

Long-term debt	2,736,315	2,808,754
Long-term operating lease liabilities	22,594	18,586
Other long-term liabilities	12,818	22,923

Total liabilities	3,001,906	3,037,583

Commitments and contingencies (Note 17)
Redeemable non-controlling interests	9,908	9,700
Members’ equity:
Members’ capital	568,070	1,251,416
Accumulated other comprehensive income (loss)	846	(2,524)

Total members’ equity	568,916	1,248,892

Total liabilities, redeemable non-controlling interests and members’ equity	$3,580,730	$4,296,175

(1)	Net of allowance for doubtful accounts of $2,355 and $479, respectively, and related party receivables of $323 and $0, respectively
(2)	Including related party receivables of $24,431 and $37,772, respectively, and prepaid contract costs to related party of $258 and $780, respectively
(3)	Including related party accounts of $672 and $0, respectively
(4)	Including related party payables of $7,728 and $6,478, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2022	2021	2020
Revenue (1)	$1,140,147	$1,031,944	$891,154
Operating expenses:
Direct operating costs (2)	325,586	335,604	267,360
Selling, general and administrative expenses (3)	210,142	241,953	204,064
Depreciation and amortization	60,032	63,250	105,602

Total operating expenses	595,760	640,807	577,026

Operating income	544,387	391,137	314,128
Other (expense) income:
Interest expense, net	(139,567)	(102,247)	(118,550)
Other (expense) income, net	(1,271)	504	(358)

Income before income taxes and equity losses of affiliates	403,549	289,394	195,220
Provision for income taxes	14,318	15,769	10,324

Income before equity losses of affiliates	389,231	273,625	184,896
Equity losses of affiliates, net of tax	209	—	6,571

Net income	389,022	273,625	178,325
Less: Net income attributable to redeemable non-controlling interests	1,747	1,285	1,160

Net income attributable to Zuffa Parent, LLC	$387,275	$272,340	$177,165

(1)	Including related party revenue of $15,141, $7,669 and $1,680, respectively
(2)	Including related party expenses of $17,949, $14,164 and $9,723, respectively
(3)	Including related party expenses of $25,370, $25,350 and $29,896, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2022	2021	2020
Net income	$389,022	$273,625	$178,325
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(1,192)	227	147
Cash flow hedges:
Change in net unrealized gains (losses)	4,866	2,498	(2,299)
Amortization of cash flow hedge fair value to net income	(304)	(304)	(304)

Total comprehensive income, net of tax	392,392	276,046	175,869
Less: Comprehensive income attributable to redeemable non-controlling interests	1,747	1,285	1,160

Comprehensive income attributable to Zuffa Parent, LLC	$390,645	$274,761	$174,709

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
Balance as of December 31, 2019	$1,227,172	$(2,489)	$1,224,683
Comprehensive income	177,165	(2,456)	174,709
Accretion of redeemable non-controlling interests	1,160	—	1,160
Distributions	(312,315)	—	(312,315)
Cumulative transition adjustment of ASU 2016-13 adoption	(402)	—	(402)
Equity-based compensation expense	26,782	—	26,782

Balance as of December 31, 2020	$1,119,562	$(4,945)	$1,114,617

Comprehensive income	272,340	2,421	274,761
Accretion of redeemable non-controlling interests	1,285	—	1,285
Distributions	(270,339)	—	(270,339)
Contributions	35,244	—	35,244
Equity-based compensation expense	40,236	—	40,236
Proceeds from warrant exercise	53,088	—	53,088

Balance as of December 31, 2021	$1,251,416	$(2,524)	$1,248,892

Comprehensive income	387,275	3,370	390,645
Accretion of redeemable non-controlling interests	1,539	—	1,539
Distributions	(1,095,904)	—	(1,095,904)
Contributions	23,744	—	23,744

Balance as of December 31, 2022	$568,070	$846	$568,916

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021	2020
Operating activities
Net income	$389,022	$273,625	$178,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,032	63,250	105,602
Net provision for allowance for doubtful accounts	3,288	(841)	5,452
Equity losses of affiliates	209	—	6,571
Amortization of content costs	14,535	9,910	11,347
Amortization and write-off of original issue discount and deferred financing costs	10,635	8,585	6,988
Equity-based compensation expense	23,744	63,855	31,742
Change in equity investment fair value	—	(889)	—
Income taxes	2,334	(2,368)	(810)
Loss on extinguishment of debt	—	1,249	—
Other, net	3	(43)	(94)
Changes in operating assets and liabilities:
Accounts receivable	(26,404)	4,396	1,300
Other Current assets	9,979	(16,119)	(14,606)
Other noncurrent assets	(16,786)	(16,689)	(12,528)
Accounts payable and accrued liabilities	19,657	25,985	9,108
Deferred revenue	10,731	29,541	25,115
Other liabilities	744	(2,212)	(2,274)

Net cash provided by operating activities	501,723	441,235	351,238

Investing activities
Purchase of property and equipment	(11,986)	(6,790)	(20,717)
Capitalized software development costs	(418)	(4,341)	(968)
Investments in affiliates	(875)	(499)	(250)
Other, net	15	150	10

Net cash used in investing activities	(13,264)	(11,480)	(21,925)

Financing activities
Proceeds from borrowings	—	594,300	300,000
Payments on borrowings	(82,600)	(207,897)	(176,350)
Redemption of profits units	(2,877)	(2,877)	(2,877)
Payments for financing costs	—	(5,028)	(8,068)
Proceeds from warrant exercise	—	53,088	—
Distributions to members	(1,095,904)	(269,079)	(312,315)

Net cash (used in) provided by financing activities	(1,181,381)	162,507	(199,610)

Effects of exchange rate movements on cash	(1,192)	227	147
(Decrease) increase in cash and cash equivalents	(694,114)	592,489	129,850
Cash and cash equivalents, beginning of period	874,688	282,199	152,349

Cash and cash equivalents, end of period	$180,574	$874,688	$282,199

Supplemental disclosures:
Cash paid for interest	$118,315	$84,154	$102,997
Cash paid for taxes	14,794	18,579	10,184
Non-cash investing and financing activities:
Capital expenditures included in current liabilities	$3,759	$1,686	$878
Accretion of redeemable non-controlling interests	(1,539)	(1,285)	(1,160)
Capital contribution from parent for equity-based compensation	23,744	35,244	—

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Business and Organization

Zuffa Parent, LLC and its subsidiaries (collectively the “Company”, “Zuffa”, “UFC”, or “we”) is an integrated media and entertainment company, principally engaged in the development, production, sales and marketing of media and consumer products featuring the Ultimate Fighting Championship® (UFC®) and related brands. Zuffa Parent, LLC was formed on July 27, 2016, is headquartered in Las Vegas, Nevada and wholly-owns Zuffa, LLC, which is the operating entity for the Ultimate Fighting Championship.

On August 18, 2016, a buyer group that included Endeavor Operating Company, LLC (“EOC”), affiliates of Silver Lake Partners (“SLP”), affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) and certain other investors (including certain existing owners as rollover investors) (the “buyer group”) acquired 100% of the equity interests of Zuffa, (the “EOC Transaction”). In connection with the acquisition, EOC was deemed to be the accounting acquirer under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) as EOC had a controlling financial interest.

In August 2017, EOC purchased the common equity interests of certain existing shareholders of the Company for $373.7 million, which included EOC exercising its call option to purchase a portion of a rollover seller’s Class B Common Units for $18.8 million. After giving effect to these transactions, EOC’s common ownership interest in the Company was 50.1%.

In May 2021, substantially simultaneous with the closing of Endeavor Group Holdings Inc.’s (“EGH”) initial public offering (the “EGH IPO”), EOC acquired the remaining equity interests in the Company resulting in EOC directly or indirectly owning 100% of the equity interests of Zuffa (the “UFC Buyout”). In addition, prior to the close of the EGH IPO, the holders of UFC profits units received EOC common units or Endeavor Manager LLC common units in exchange for such UFC profits units.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by ASC Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. All intercompany transactions and balances have been eliminated. Non-controlling interest in subsidiaries are reported as a component of equity or temporary equity in the consolidated balance sheets with disclosure of the net income (loss) and comprehensive income (loss) attributable to the Company and the non-controlling interests on the consolidated statements of operations and the consolidated statements of comprehensive income (loss). The equity method of accounting is used for investments in affiliates and joint ventures where the Company has significant influence over operating and financial policies but not control. Investments in which the Company does not have significant influence over operating and financial policies are accounted for either at fair value if the fair value is readily determinable or at cost, less impairment, adjusted for subsequent observable price changes if the fair value is not readily determinable.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the allowance for doubtful accounts, content cost amortization and impairment, the fair value of the Company’s reporting unit and the assessment of goodwill, other intangible assets and long-lived assets for impairment, redeemable non-controlling interests, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Revenue Recognition

Under ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), our sales revenue is recognized when products are delivered or as services are performed. Revenue is generally recognized when control of the promised goods or services is transferred to our customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For contracts which have more than one performance obligation the total contract consideration is allocated based on management’s estimate of each performance obligation’s stand-alone selling price. Our pay-per-view programming revenue and consumer product licensing revenue include variable consideration in the form of sales or usage-based royalties. The variability related to these sales or usage-based royalties will be resolved in the periods when the licensee generates sales related to the intellectual property license.

Our payment terms vary by the type of products or services offered, and are generally subject to contractual payment terms, which may include advance payment requirements. The time between invoicing and when payment is due is not significant. Our contracts with customers do not result in significant obligations associated with returns, refunds or warranties. Our pay-per-view and consumer products licensing revenues include material amounts of variable consideration that are sales or usage based and are subject to contractual payment terms.

The following are the primary sources of revenue earned by the Company:

Media Rights and Content

Broadcast rights fees received from distributors of the Company’s live event and television programming, both domestic and internationally, are recorded when the live event or program has been delivered and is available for distribution. Certain of the Company’s media rights are typically sold in multi-year arrangements and are generally comprised of multiple performance obligations that involve the allocation of transaction price based on the relative stand-alone selling price of each performance obligation. The Company uses its estimate of stand-alone selling price to allocate transaction price. Any advance payments received from distributors are deferred upon collection and recognized into revenue as content is delivered. Revenue from the Company’s pay-per-view programming is recognized when the event is aired and, for those contracts with variable fees, is based upon its initial estimate of the number of buys achieved. This initial estimate is based on preliminary buy information received from certain pay-per-view distributors. Pay-per-view programming is distributed through cable, satellite, and digital providers to residential and commercial establishments. The Company’s customer is the cable, satellite, and certain digital providers on residential buys and the Company records its percentage of the revenue share arrangement. For other residential buys through digital providers, the Company recognizes the amount paid by the end customer. On commercial buys, the Company recognizes the amount paid by the establishment less amounts due to the cable or satellite provider and commissions to sales agents. The Company owns and operates its own over-the-top (“OTT”) platform UFC Fight Pass that engages customers through a subscription based model. Subscriptions are offered to customers for one month, six month and twelve month access to UFC Fight Pass. Revenue for UFC Fight Pass is recognized ratably over each paid monthly membership period and revenue is deferred for subscriptions paid in advance until earned. The Company recognizes revenue for UFC Fight Pass gross of third-party distributor fees as the Company is the principal in the arrangement.

Live Event

Live event revenue consists of ticket and VIP package sales for events at third-party venues, each of which generally represents distinct performance obligations. The Company allocates the transaction price to all performance obligations contained within an event based on their relative stand-alone selling price. Revenue for ticket sales collected in advance of the event is recorded as deferred revenue until the event occurs. The Company recognizes revenue gross of third-party commissions and fees as the Company is the principal in the arrangement.

Sponsorships

The Company’s sponsorship revenue includes arena and octagon signage, digital and broadcast content, on-air announcements, special appearances by fighters and other forms of advertisement. Customer contracts for advertising and sponsorship rights are generally comprised of multiple performance obligations that involve the allocation of the arrangement consideration to the underlying deliverables based upon their stand-alone selling price. The Company uses an adjusted market assessment approach as its estimate of stand-alone selling price to allocate arrangement consideration as the performance obligations under customer contracts are infrequently sold on a stand-alone basis either by the Company or other third parties. After allocating revenue to each performance obligation, the Company recognizes sponsorship revenue when the promotional service is delivered. Revenue is recognized gross of third-party commissions and fees as the Company is the principal in the arrangement.

Consumer Products Licensing

Revenue is derived from licensing the Company’s logos, trade names, trademarks and related symbolic intellectual property to third party manufacturers and distributors of branded merchandise. Revenue is recognized based on the Company’s estimates of sales that occurred with subsequent adjustments recognized upon receipt of a statement or other information from the customer. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract year. The Company will recognize the minimum guarantee revenue ratably over its related royalty period until such point that it is more likely than not that the total revenue during the royalty period will exceed the minimum royalty. If during the royalty period, management determines that total revenue will exceed the minimum royalty, the revenue recognized during each reporting period will reflect royalties earned on the underlying product sales.

Direct Operating Costs

Direct operating costs primarily include venue, production, commissions and direct costs with certain third-party content affiliates and distributors, technology costs to operate UFC Fight Pass, direct costs with sales agents, event specific marketing, athlete costs related to our live events, and costs to operate our athlete performance centers.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on deposit with banks maintained by major U.S. financial institutions and foreign banks as well as highly liquid money market accounts with original maturities of three months or less at the time of purchase. Such deposits materially exceeded federally insured limits at December 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and a significant portion relates to trade receivables for pay-per-view events from various pay-per-view distributors, who collect and remit payments to the Company from individual cable system operators, satellite system operators and commercial location operators as well as large broadcast and cable television networks with whom Zuffa licenses content. Significant portions of trade receivables also relate to third party venues.

As of December 31, 2022 and 2021, two customers and no customer accounted for 10% or more of the Company’s accounts receivable, respectively. For the years ended December 31, 2022, 2021 and 2020, there was one customer who accounted for more than 10% of the Company’s revenue.

Derivative Instruments and Hedging Activities

The Company uses interest rate swaps to manage exposure to the risk associated with interest rates on variable rate borrowings. The Company does not use derivatives for trading or speculative purposes. The Company recognizes derivative financial instruments at fair value as either assets or liabilities in the consolidated balance sheets.

The accounting for changes in fair value (i.e., gains or losses) of the interest rate swap agreements depends on whether they have been designated and qualify as part of a hedging relationship and the type of hedging relationship. Changes in the fair value of derivative instruments accounted for as cash flow hedges are recorded as a component of accumulated other comprehensive income (loss) until the hedged item affects earnings. For derivatives not designated as cash flow hedges, changes in fair value are recognized in earnings.

Accounts Receivable

Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of expected losses. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations in addition to evaluating the historical loss rate on the pool of receivables. The following table sets forth information about the Company’s allowance for doubtful accounts (in thousands):

	Balance at Beginning of Year	ASU 2016-13 Adoption	Charged to Costs and Expenses	Deductions	Foreign Exchange	Balance at End of Year
Year ended December 31, 2022	$479	$—	$2,176	$(295)	$(4)	$2,356
Year ended December 31, 2021	$1,323	$—	$(778)	$(68)	$2	$479
Year ended December 31, 2020	$456	$402	$5,063	$(4,596)	$(2)	$1,323

Film and Television Costs

The Company incurs costs to produce and distribute film and television content which are either monetized on a title-by-title basis or as a group through subscription from customers. These costs include development costs, direct costs of production as well as direct negative costs incurred in the physical production of the film. From time to time, the Company acquires films to distribute exclusively through its UFC Fight Pass subscription network. The Company also licenses films for distribution exclusively through its UFC Fight Pass subscription network. Film and television costs, acquired films and licensed films are included in other assets in the consolidated balance sheets. Depending on the predominant monetization strategy, content costs are amortized over the estimated period of ultimate revenue subject to an individual-film-forecast model or over the estimated usage of the film group. Such amortization is recorded in direct operating expenses in the consolidated statements of operations.

The Company produces live sports and taped content, which represent content costs predominantly monetized on a title-by-title basis that has a limited life to sell in secondary markets. As such, the Company recognizes all of the revenue associated with film and television costs when the programs are delivered and made available for telecast in the initial market resulting in simultaneously expensing all of the related film and television costs. Costs incurred in acquiring, licensing, and producing content for distribution on UFC Fight Pass are predominantly monetized as a film group, and are amortized straight-line over the shorter of the license term or the estimated period of use, which is currently three years. These estimates are reviewed at the end of each reporting period and adjustments, if any, will result in changes to amortization rates.

Unamortized content costs are also tested for impairment based on the predominant monetization strategy whenever there is an impairment indication, as a result of certain triggering events or changes in circumstances, whereby the fair value of the individual film and television content or collectively with others as a film group may be less than its unamortized costs. The impairment test compares the estimated fair value of the individual film and television content or collectively with others as a film group to the carrying value of the unamortized content costs. Where the unamortized content costs exceed the fair value, the excess is recorded as an impairment charge in the consolidated statements of operations. No impairment charges were recognized during the years ended December 31, 2022, 2021 or 2020.

Property, Buildings and Equipment

Property, buildings and equipment are carried at historical cost, less accumulated depreciation and adjusted for impairment charges. Costs of normal repairs and maintenance are charged to expense as incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. The estimated useful lives of property, buildings and equipment are as follows:

Years
Buildings	35
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, office and other equipment	3 - 12
Production equipment	3 - 7
Computer hardware and software	3 - 5

Capitalized Software Costs

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software. Costs incurred in the preliminary project stage are expensed. All direct external costs incurred to develop internal use software during the application development stage are capitalized and amortized using the straight-line method over the useful lives which range from one to eight years. These capitalized software costs are included in intangible assets in the consolidated balance sheets. Costs such as maintenance and training are expensed as incurred.

Leases

The Company determines whether a contract contains a lease at contract inception. The right-of-use asset and lease liability are measured at the present value of the future minimum lease payments, with the right-of-use asset being subject to adjustments such as initial direct costs, prepaid lease payments and lease incentives. Due to the rate implicit in each lease not being readily determinable, the Company uses its incremental collateralized borrowing rate to determine the present value of the lease payments. The lease term includes periods covered by options to extend when it is reasonably certain the Company will exercise such options as well as periods subsequent to an option to terminate the lease if it is reasonably certain the Company will not exercise the termination option. Operating lease costs are recognized on a straight-line basis over the lease term. Variable lease costs are recognized as incurred.

Investments

Investments in companies in which the Company owns 50% or less equity interest and where it exercises significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. The Company’s proportionate share of the net income or loss of the equity method investments is included in equity losses of affiliates in the consolidated statements of operations. Dividends received reduce the carrying value of the investment while contributions paid increase the carrying value of the investment. The excess of the cost of the investment over the Company’s proportionate share of the fair value of the net assets of the investee at the acquisition date is recognized as goodwill and included in the carrying amount of the investment. Goodwill in equity method investments is not amortized. The Company periodically reviews the carrying value of these investments to determine if there has been an other-than-temporary decline in carrying value. A variety of factors are considered when determining if a decline in carrying value is other-than-temporary, including, among others, the financial condition and business prospects of the investee, as well as the Company’s intent with regards to the investment.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method. Costs incurred with the issuance of the Company’s revolving credit facilities have been deferred and amortized over the term of the facilities as a component of interest expense using the straight-line method. These deferred costs are included in other assets in the consolidated balance sheets.

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value. Fair value measurements are categorized within a fair value hierarchy, which is comprised of three categories. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The carrying values reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values because of the immediate or short-term maturities of these financial instruments.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. These assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment (Note 6). The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Members’ Equity

In the consolidated statements of members’ equity, changes in the members’ equity balances related to contributions, distributions, accretion of redeemable non-controlling interests, equity-based compensation and allocations of comprehensive income (loss) were specifically listed in the reconciliation of beginning and ending balances.

Members’ liabilities are limited to the amount of capital contributed or committed.

Redeemable Non-Controlling Interests

Non-controlling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable non-controlling interests. Redeemable non-controlling interests are considered to be temporary equity and are reported in the mezzanine section between total liabilities and members’ equity in the Company’s consolidated balance sheets.

Redeemable non-controlling interests are recorded at the greater of carrying value, which is adjusted for the non-controlling interests’ share of net income or loss, or estimated redemption value at each reporting period. If the carrying value, after the income or loss attribution, is below the estimated redemption value at each reporting period, the Company accretes the redeemable non-controlling interests to its redemption price.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company records compensation costs related to its profits units prior to the EGH IPO. Subsequent to the EGH IPO, the Company records compensation costs for stock options and restricted stock units issued by EGH and for unvested EOC and Endeavor Manager common units issued to employees of the Company with a corresponding increase to equity for the deemed contribution to the Company by these entities. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period. See Note 13 for further discussion of the Company’s equity-based compensation.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses, including management’s estimation of the fair value of any contingent consideration, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statements of operations.

Goodwill

Goodwill is tested annually, as of October 1, for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the Company must perform the quantitative impairment test. When the Company performs a quantitative test, it records the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

Intangible Assets

Intangible assets consist primarily of trade names and customer and client relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of finite-lived intangible assets are as follows:

Years
Trademarks and trade names	7 - 18
Customer relations	2 - 9
Internally developed software	1 - 8

For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. The Company must then conduct a quantitative analysis if the Company (1) determines that such an impairment is “more likely than not” to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Income Taxes

The Company is a limited liability company (LLC) which is treated as a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s U.S. income is subject to tax at the partner level. The Company’s foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions where they do business.

The Company’s corporate subsidiaries account for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by the Company in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which the Company operates. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of a deferred tax asset will not be realized.

ASC Topic 740-10-40, Income Taxes prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in accrued liabilities in the consolidated balance sheets.

Foreign Currency Translations and Transactions

The Company has operations outside of the United States. Therefore, changes in the value of foreign currencies affect the consolidated financial statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period end exchange rates as to the monetary assets and liabilities and monthly average exchange rates as to revenue, expenses and cash flows. For these countries, currency translation adjustments are recognized in members’ equity as a component of accumulated other comprehensive income (loss), whereas transaction gains and losses are recognized in other (expense) income, net in the consolidated statements of operations. The Company recognized $1.3 million, $0.4 million and $0.9 million of realized and unrealized foreign currency transaction losses for the years ended December 31, 2022, 2021 and 2020, respectively.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting

for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2022 with no material effect on the Company’s financial position or results of operations.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. This ASU requires disclosure for transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy to other guidance. The requirements do not apply to transactions with a government that are accounted for in accordance with other Codification Topics. The annual disclosures include terms and conditions, accounting treatment and impacted financial statement lines reflecting the impact of the transactions. The guidance is effective for public entities for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company adopted this guidance on January 1, 2022 with no material effect on the Company’s financial position, results of operations, and financial statement disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU provides guidance to help improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to recognition of an acquired contract liability and the effect on subsequent revenue recognized by the acquirer. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company early adopted this guidance on December 1, 2021 with no material effect on the Company’s financial position, results of operations, and financial statement disclosures.

In January 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323 and Topic 815 (“ASU 2020-01”). ASU 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the fair value measurement alternative. This ASU was effective for annual and interim reporting periods beginning after December 15, 2020. The Company adopted this guidance on January 1, 2021 with no material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The update removes certain exceptions to the general principles in Topic 740 and simplifies accounting for income taxes in certain areas of Topic 740 by clarifying and amending existing guidance. This ASU was effective for annual and interim reporting periods beginning after December 15, 2020. The Company adopted this guidance on January 1, 2021 with no material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. ASU 2018-17 is effective for annual and interim reporting periods beginning after December 15, 2019 for public entities. The Company adopted this new guidance on January 1, 2020 with no material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirement for Fair Value Measurement (“ASU 2018-13”). The update eliminates, adds and modifies certain disclosure requirements for fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019 for all companies.

The Company adopted this new guidance on January 1, 2020 with no material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and subsequent amendment to the initial guidance: ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses (collectively, Topic 326). Topic 326 introduces a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information, and reasonable and supportable forecasts, and will generally result in earlier recognition of allowances for losses. Topic 326 is effective for annual and interim reporting periods beginning after December 15, 2019. The guidance is to be applied using the modified retrospective approach. The Company adopted this new guidance on January 1, 2020 and recorded a cumulative transition adjustment to retained earnings of $0.4 million.

Recently Issued Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging—Portfolio Layer Method. This ASU clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets, expanding the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the accounting guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-40 and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. For entities that have already adopted ASU 2016-13, which the Company has, the amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of that security. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In September 2022, the FASB issued ASU 2022-04, Liabilities–Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This ASU enhances the transparency of supplier finance programs. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In December 2022, the FASB issued ASU 2022-05, Transition for Sold Contracts. This ASU amends the transition guidance in ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, to make targeted improvements to its guidance on long-duration contracts issued by an insurance entity. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

3.	REVENUE

Disaggregated Revenue

The following table presents our revenue disaggregated by primary revenue sources (in thousands):

	Year Ended December 31,
	2022	2021	2020
Revenue:
Media Rights and Content	$794,397	$768,370	$647,411
Live Event (1)	125,271	105,833	97,645
Sponsorships	166,845	132,240	115,859
Consumer Products Licensing	53,634	25,501	30,239

Total Revenue	$1,140,147	$1,031,944	$891,154

(1) - The Company presents taxes assessed by governmental authorities related to ticket revenue on a gross basis when imposed concurrent with a revenue-producing transaction. Such ticket taxes aggregated to $4.6 million, $3 .9 million and $1 .5 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of December 31, 2022 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Year Ending December 31,
2023	$893,917
2024	803,533
2025	814,749
2026	91,351
2027	58,263
Thereafter	25,000

Total	$2,686,813

Revenue from Prior Period Performance Obligations

The Company recognized a $2.1 million, a $3.1 million and a $1.4 million net increase of revenue from performance obligations satisfied in prior periods during the years ended December 31, 2022, 2021 and

2020, respectively. The amount recognized from prior period performance obligations reflects changes in estimated sales and usage based pay-per-view and consumer products licensing royalty revenue due to updated information. Additionally, this amount includes incremental revenues earned from performance obligations satisfied in prior periods.

Contract Liabilities (Deferred Revenue)

We record deferred revenues when cash payments are received or due in advance of our performance. Our deferred revenue balance primarily relates to advance payments received related to our content distribution rights agreements, our consumer product licensing agreements and our sponsorship arrangements, and our six- and twelve-month memberships for UFC Fight Pass. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s deferred revenue as of December 31, 2022 and 2021 (in thousands):

Description	Balance at Beginning of Year	Additions	Deductions	Foreign Exchange	Balance at End of Year
Deferred revenue - current	$50,690	$778,852	$(756,812)	$(1,106)	$71,624
Deferred revenue - noncurrent	$17,495	$1,462	$(7,897)	$—	$11,060

4.	FILM AND TELEVISION COSTS

The following table presents the Company’s unamortized content costs (in thousands):

	December 31, 2022	December 31, 2021
Licensed and acquired program rights, net of accumulated amortization	$20,548	$18,554
Produced programming:
Released, net of accumulated amortization	5,699	4,344
In production	557	1,514

Total film and television costs	$26,804	$24,412

The Company amortized $14.5 million, $9.9 million and $11.3 million of capitalized content costs during the years ended December 31, 2022, 2021 and 2020, respectively. These amounts are included in direct operating costs in the consolidated statements of operations.

Estimated annual amortization of capitalized costs for licensed and acquired program rights for the next three years will be approximately (in thousands):

Years Ending December 31,
2023	$10,881
2024	7,216
2025	2,451

Total licensed and acquired program rights	$20,548

Estimated annual amortization of capitalized costs for produced program rights for the next three years will be approximately (in thousands):

Years Ending December 31,
2023	$3,115
2024	2,147
2025	994

Total produced program rights	$6,256

5.	PROPERTY, BUILDINGS AND EQUIPMENT

Property, buildings and equipment consisted of the following (in thousands):

	December 31,
	2022	2021
Land and land improvements	$50,539	$48,780
Buildings and improvements	116,863	117,111
Furniture and fixtures	47,652	42,014
Office, computer, and other equipment	11,641	9,670
Construction in progress	7,053	2,080

	233,748	219,655
Less: accumulated depreciation	(58,700)	(45,606)

Total property, buildings and equipment, net	$175,048	$174,049

Depreciation of property, buildings and equipment, including amortization of leasehold improvements, was $13.3 million, $12.9 million and $11.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.

6.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying value of the Company’s goodwill was $2,602.6 million as of December 31, 2022 and 2021. There were no additions, nor were there any dispositions or impairments to goodwill during the years ended December 31, 2022, 2021 or 2020.

Goodwill as of December 31, 2022 and 2021, reflects goodwill resulting from the Company’s election to apply pushdown accounting in its separate financial statements to reflect EGH’s new basis of accounting in the Company’s assets and liabilities, including goodwill.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	(249,085)	$454,541
Customer relations	4.5	354,510	(337,379)	17,131
Internally developed software	2.9	16,234	(12,141)	4,093

Total intangible assets		$1,074,370	$(598,605)	$475,765

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2021 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	(209,986)	$493,640
Customer relations	4.4	361,880	(338,151)	23,729
Internally developed software	3.1	16,113	(11,136)	4,977

Total intangible assets		$1,081,619	$(559,273)	$522,346

Amortization of intangible assets was $46.7 million, $50.4 million and $94.4 million during the years ended December 31, 2022, 2021 and 2020, respectively, which is recognized within depreciation and amortization in the consolidated statements of operations.

Estimated annual intangible amortization for the next five years and thereafter will be approximately (in thousands):

Year Ending December 31,
2023	46,867
2024	46,755
2025	44,015
2026	39,675
2027	39,349
Thereafter	259,104

Total	$475,765

7.	INVESTMENTS

UFC Gyms

The Company had a 50%-owned joint venture to develop and operate UFC®-branded fitness gyms and manufacture, create, own and market retail home fitness and related products. Zuffa accounts for this investment under the equity method of accounting.

In March 2020, the business activities of the investment were adversely impacted by government-mandated restrictions resulting from the COVID-19 pandemic. As a result, the Company recorded an other-than-temporary impairment of $5.6 million, impairing the remaining investment carrying value. Due to the impairment, the Company discontinued application of the equity method of accounting for this investment and will not provide for additional losses until the Company’s share of net losses equals the share of net losses not recognized during the period the equity method was suspended. Prior to the impairment of the investment the Company recognized equity losses of $0.7 million for the year ended December 31, 2020.

Subsequent to recording this impairment charge, the Company made $0.3 million in discretionary contributions to the investment. This contribution was in effect funding the Company’s share in losses incurred by the investee company; therefore, the full amount is considered an equity loss in the investment and is included in equity losses of affiliates in the Company’s consolidated statement of operations. The Company does not have any obligation to continue funding the investee company.

In August 2020, the investee company underwent a restructuring transaction in which the Company’s ownership stake in the entity was reduced to 5%. The Company did not receive any consideration for this transaction.

Howler Head

In December 2020 the Company received equity ownership in Monkey Spirit, LLC, which owns the IP license to distribute Howler Head branded products and beverages (together, “Howler Head”) in exchange for promotional services provided by the Company over a five-year term. The Company determined fair value to be $0.4 million based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company determined this was non-monetary consideration in exchange for services performed and recorded $0.4 million in deferred revenue at the time of investment, with that amount being recognized ratably over the five-year term.

The investment was classified as an equity investment without a readily determinable fair value as of December 31, 2021. In September 2021 there was an observable and orderly transaction which increased the value in the Howler Head investment by $0.9 million. This increase was recorded in other (expense) income, net. The balance of this investment was $1.3 million as of December 31, 2021.

In August 2022, the Company received an incremental share of equity in Howler Head as compensation for the same promotional services associated with the initial investment. The value of the equity investment received was determined to be $3.0 million using Level 3 inputs not observable in the market. The incremental investment is an increase in transaction price to the original revenue arrangement and a cumulative catch-up entry of $1.0 million was recorded to revenue, with the remaining $2.0 million recorded to deferred revenue to be recognized ratably over the remainder the term.

The Company’s ownership in Howler Head increased to approximately 7% as a result of this transaction. The Company determined that it now exercised significant influence over the operating and financial policies of Howler Head subsequent to this transaction, and as a result the $4.3 million investment was reclassified as an equity method investment. The Company recognized equity losses of $0.1 million for the year ended December 31, 2022, and the investment balance was $4.2 million as of December 31, 2022.

Other Investments

During the year ended December 31, 2022, the Company made a total of $0.9 million of contributions in other equity method investments and recognized equity losses of $0.2 million in those investments, which had a $0.7 million balance as of December 31, 2022. The Company also had investments without a readily determinable fair value of $0.5 million as of December 31, 2022 and 2021.

8.	ACCRUED LIABILITIES

The following is a summary of accrued liabilities (in thousands):

	December 31,
	2022	2021
Operating payables	$41,896	$45,580
Interest	35,502	18,105
Payroll-related costs	27,271	27,452
Other	3,520	528

Total accrued liabilities	$108,189	$91,665

9.	DEBT

The following is a summary of outstanding debt (in thousands):

	December 31,
	2022	2021
Credit Facilities
First Lien Term Loan (due April 2026)	$2,759,767	$2,840,767
Secured Commercial Loans	33,467	35,067

Total principal	2,793,234	2,875,834
Unamortized discount	(11,791)	(15,208)
Unamortized debt issuance cost	(22,445)	(28,978)

Total debt	$2,758,998	$2,831,648
Less: current portion	(22,683)	(22,894)

Total long-term debt	$2,736,315	$2,808,754

Credit Facilities

In connection with the acquisition on August 18, 2016, the Company entered into a First Lien Credit Agreement and a Second Lien Credit Agreement (together the “Credit Facilities”). The Credit Facilities consist of a first lien secured term loan (the “First Lien Term Loan”) and a secured revolving credit facility in an aggregate principal amount of $205.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Revolving Credit Facility”). In addition the Credit Facilities included an eight year secured term loan with an aggregate principal amount of $425.0 million (the “Second Lien Term Loan”). The Credit Facilities are secured by liens on substantially all of the assets of the Company.

Payments under the First Lien Term Loan include 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable on the final maturity date which is April 2026. In 2020, the First Lien Term Loan accrued interest at an annual rate of LIBOR + 3.25% with LIBOR floor of 1.0%.

In June 2020, the Company entered into an incremental term loan of $150.0 million (the “Term Loan Add-on”) under its Credit Facilities. The proceeds of the Term Loan Add-on were used to repay outstanding amounts drawn on the Revolving Credit Facility.

In January 2021, the Company completed a refinancing of the First Lien Term Loan and the Term Loan Add-on into a single term loan (the “New First Lien Term Loan”), which reduced the annual interest rate margin by 25 basis points to 3.00% for LIBOR loans and reduced the LIBOR floor by 25 basis points to 0.75%. The annual interest rate margin applicable to the New First Lien Term Loan is subject to a 25-basis point step-down to 2.75% for LIBOR loans if the First Lien Leverage Ratio is below 3.5-to-1. With the exception of the interest rate margin and the LIBOR floor, the New First Lien Term Loan has similar terms and conditions as the Zuffa First Lien Term Loan and Term Loan Add-on.

In October 2021, the Company completed an incremental $600.0 million borrowing of Incremental Term Loans as a new tranche of Term Loans under the Credit Agreement (the “Incremental Term Loan Borrowing”). The Incremental Term Loan Borrowing maintains the same interest rate at LIBOR + 3.00% (with a LIBOR floor of .75%), with an additional leverage based step down of 25 basis points once the First Lien Leverage ratio falls below 3.50:1.00, and includes 1% principal amortization that is payable in equal quarterly installments with any remaining balance payable at final maturity and has similar terms and covenants to the existing New First Lien Term Loan.

In December 2022, the Company repaid $50.0 million of term loans under the Credit Facilities.

The Credit Facilities contain a financial covenant that requires the Company to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA as defined in the credit agreement of no more than 6.5-to-1 as measured on an annual basis beginning on December 31, 2018. The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings under the Revolving Credit Facility plus outstanding letters of credit exceeding $10.0 million that are not cash collateralized exceeds thirty-five percent of the capacity of the Revolving Credit Facility as measured on a quarterly basis, as defined in the credit agreement. This covenant did not apply as of December 31, 2022 and 2021, as the Company did not utilize greater than thirty-five percent of the borrowing capacity.

The Company had no outstanding letters of credit as of December 31, 2022 and 2021.

Secured Commercial Loans

In October 2018, the Company entered into a $28.0 million Loan Agreement and a $12.0 million Loan Agreement in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except the $28.0 million Loan Agreement is secured by a deed of trust for the Company’s headquarters building and underlying land in Las Vegas and the $12.0 million Loan Agreement is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas. The Secured Commercial Loans bear interest at a rate of LIBOR + 1.62% (with a LIBOR floor of 0.88%) and principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028.

The Secured Commercial Loans contain a financial covenant that requires the Company to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the Loan Agreements of no more than 1.15-to-1 as measured on an annual basis. As of December 31, 2022 and 2021, the Company was in compliance with its financial debt covenant under the Secured Commercial Loans.

The Company will be required to repay the following principal amounts in connection with its debt obligations (in thousands):

2023	$32,600
2024	32,600
2025	32,600
2026	2,668,367
2027	1,600
Thereafter	25,467

Total	$2,793,234

10.	LEASES

The Company has operating leases, in which the Company is the lessee, primarily for real estate property for offices around the world. The Company’s operating leases have lease terms, which range from one year to 20 years and often include one or more options to renew. These renewal terms can extend the lease term by 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option.

Lease costs for operating leases totaled $2.1 million, $3.0 million and $2.6 million for the years ended December 31, 2022, 2021 and 2020, respectively, and was classified within direct operating costs and selling, general and administrative expenses in the consolidated statements of operations.

The following tables present information on the Company’s operating leases (in thousands):

	Year Ended December 31,
	2022	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities	$1,748	$2,958	$2,144
Operating lease right- of-use assets obtained in exchange for new operating lease obligations	7,378	370	119

	December 31,
	2022	2021
Weighted average remaining lease term (in years)	10.9	10.4
Weighted average discount rate	6.33%	5.74%

The following table reconciles the undiscounted cash flows for the operating leases as of December 31, 2022 to the operating lease liabilities recorded in the consolidated balance sheets (in thousands):

Years Ending December 31,
2023	$2,905
2024	4,013
2025	3,390
2026	3,400
2027	3,251
Thereafter	18,753

Total future minimum lease payments	35,712
Less: imputed interest	(11,325)

Present value of future minimum lease payments	24,387
Less: current portion of operating lease liabilities	(1,793)

Total	$22,594

11.	MEMBERS’ EQUITY

Common Units

The Company had 1,465,125 Class A common units and 325,000 Class B common units issued and outstanding at December 31, 2020. The Class A common units were held by EOC, SLP, KKR and other investors. The Class B common units were held by EOC and certain of the pre-acquisition owners who participated in the EOC Transaction as rollover investors.

In January 2020, the Board authorized the EOC directors the ability to approve payments of distributions in the amount of $300.0 million to common units and profits units holders (the “2020 Distributions”).

The Company paid distributions of $312.3 million to holders of common units and profits units during the year ended December 30, 2020 consisting of $300.0 million related to the 2020 Distributions and $12.3 million related to tax distributions. The 2020 Distributions included $47.7 million related to SLP, which funds the Company used to purchase Class A common units of EOC with a value of $47.7 million and the Company immediately thereafter distributed those Class A common units to SLP. The 2020 Distributions also included $15.9 million made by EOC issuing a promissory note to Zuffa and the Company immediately thereafter assigning the promissory note to SLP.

As discussed in Note 1 above, simultaneous with the EGH IPO, EOC completed the UFC Buyout transaction, acquiring the remaining equity interests of the minority unitholders of Zuffa. As of December 31, 2022 and 2021, EOC directly and indirectly owns 100% of the Company’s equity.

The Company paid distributions of $1,095.9 million and $270.3 million to EOC and its subsidiaries during the years ended December 31, 2022 and 2021, respectively.

Profits Units

In December 2019, the Company agreed to redeem 5,149.00 vested profit units from a senior executive for an aggregate purchase price of $8.6 million, which was paid in three equal installments in January 2020, January 2021 and January 2022.

Profits units were not entitled to participate in operating distributions unless otherwise elected by the Board. All profits units had no par value.

As discussed in Note 1, prior to the closing of the EGH IPO, the holders of UFC profits units received EOC common units or Endeavor Manager LLC common units in exchange for such UFC profits units.

12.	REDEEMABLE NON-CONTROLLING INTEREST

In July 2018, the Company received an investment of $9.7 million by third parties (the “Russia Co-Investors”) in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this investment provide the Russia Co-Investors with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the investment. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. The initial fair value of the redeemable non-controlling interest was determined to be equal to the initial investment made by the Russia Co-Investors.

Because the exercise of the put option is outside the Company’s control and can be settled in cash, the redeemable non-controlling interest in the Russia Subsidiary is considered to be temporary equity and is reported in the mezzanine section between total liabilities’ and members’ equity in the Company’s consolidated balance sheets. Subsequent accretion adjustments to the redeemable non-controlling interest are recorded to members’ equity in the Company’s consolidated balance sheets.

The changes in fair value of the redeemable non-controlling interest were as follows (in thousands):

Balance - December 31, 2020	$9,700
Net income attributable to redeemable non-controlling interests	1,285
Accretion	(1,285)

Balance - December 31, 2021	$9,700

Net income attributable to redeemable non-controlling interests	1,747
Accretion	(1,539)

Balance - December 31, 2022	$9,908

13.	EQUITY-BASED COMPENSATION

Prior to the EGH IPO and the UFC Buyout, the Board granted awards to certain employees and service providers for their time and commitment to the Company. The awards were designed to share in the equity value appreciation of the Company and were granted in the form of profits units or an equivalent to a profits unit (phantom unit) that corresponded to profits units.

The terms of each award, including vesting, forfeiture and repurchase terms, were fixed by the EOC-designated members of the Company’s board and in certain circumstances, approved by the entire Company board. Key grant terms included the following: (a) time-based vesting ranging from two to seven years or in some cases, fully vested at grant; (b) no cancellation or cancellation upon such termination of employment or services for any reason; and (c) no repurchase or optional repurchase by Zuffa or an affiliated entity of all or part of any vested interests retained following termination of employment or services for 50%-100% of fair market value.

In connection with the EGH IPO, EGH’s board of directors adopted the 2021 Incentive Award Plan (the “2021 Plan”), which became effective April 28, 2021. As of December 31, 2022, EGH authorized a total of 26,244,045 shares of Class A common stock under the 2021 Plan. Subsequent the EGH IPO and the UFC Buyout, awards granted under the 2021 Plan to the Company’s employees are stock options and restricted share units (“RSUs”).

Valuation Techniques

For time-based vesting RSUs, EGH used the closing share price on the date of grant. For RSUs with market-based vesting conditions, EGH used a Monte Carlo simulation model to determine the fair value and the derived service periods of these awards.

The Company estimates the fair value of each stock option (and prior to the EGH IPO, each award) on the date of grant using a Black-Scholes option pricing model. Management is required to make certain assumptions with respect to selected model inputs. Expected volatility is based on comparable publicly traded companies’ stock movements. The expected life represents the period of time that the respective awards are expected to be outstanding. The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant. All stock options exercised will be settled in EGH’s Class A common stock. The key assumptions used for grants in the years ended December 31, 2022, 2021 and 2020 are as follows:

	Year Ended December 31,
	2022	2021	2020
Risk-free interest rate	1.85%	1.08%	0.14%
Expected volatility	40.92%	41.07%	37.50%
Expected life (in years)	6.00	6.00	1 to 5
Expected dividend yield	0%	0%	0%

2021 Incentive Award Plan

The terms of each award, including vesting and forfeiture, are fixed by the administrator of the 2021 Plan. Key grant terms include one or more of the following: (a) time-based vesting over a two to five year period; (b) market-based vesting conditions at graduated levels upon the Company’s attainment of certain market price per share thresholds; and (c) expiration dates (if applicable). Granted awards may include time-based vesting conditions only, market-based vesting conditions only, or both.

The following table summarizes the RSUs award activity for the year ended December 31, 2022:

	Time Vested RSUs		Market/Market and Time Vested RSUs
	Units	Value*	Units	Value*
Outstanding at January 1, 2022	853,665	$29.49	7,386	$26.12
Granted	36,255	$30.79	—	$—
Released	(285,045)	$29.49	(2,271)	$29.44
Forfeited	—	$—	—	$—

Outstanding at December 31, 2022	604,875	$29.57	5,115	$24.65

Vested and releasable at December 31, 2022	1,470	$30.81	—	$—

*	Weighted average grant date fair value

The following table summarizes the stock options award activity for the year ended December 31, 2022:

	Stock Options
	Options	Weighted average exercise price
Outstanding at January 1, 2022	200,520	$24.00
Granted	86,316	$30.79
Exercised	—	$—
Forfeited or expired	—	$—

Outstanding at December 31, 2022	286,836	$26.04

Vested and exercisable at December 31, 2022	66,840	$24.00

Total equity-based compensation expense recognized for the awards, including the future incentive award discussed below, was $23.7 million, $63.9 million and $31.7 million during the years ended December 31, 2022, 2021 and 2020, respectively, which is included within selling, general and administrative expenses in the consolidated statements of operations. Inclusive in this expense for the year ended December 31, 2021 is $34.0 million of modification expense for adjustments made to the distribution threshold.

As of December 31, 2022, total unrecognized compensation cost related to the unvested awards was $11.6 million, which is expected to be recognized over a weighted average period of 1.53 years.

Future Incentive Awards

In March 2019, the Company issued equity-based compensation awards in Zuffa to a senior executive (“Future Incentive Awards”). The Future Incentive Awards was based on achievement of various equity value thresholds of Zuffa. The senior executive had a right to earn these awards through the term of his employment agreement, which expires on December 31, 2028. Upon achieving each of the equity value thresholds, the senior executive was to receive awards as defined in the agreement with a notional value equal to $12.5 million or if an initial public offering of Zuffa had occurred, $14.0 million. Upon achievement of each equity value threshold, the award would have been granted with one third of the award vesting on the grant date, one third on the first anniversary of the grant date and the remaining one third on the second anniversary of the grant date. Due to the variability of the number of units to be granted upon meeting a threshold, liability accounting was applied to the Future Incentive Award. Once a threshold was met, the profits units granted pursuant to the Future Incentive Awards were accounted as equity classified awards. The Company used a Monte Carlo simulation model to determine the fair value and the derived service periods for the liability portion of the Future Incentive Awards and the Black-Scholes option pricing model for the profits units granted upon meeting a threshold. In June 2019 and December 2020, the first and second equity value thresholds were met and the Company granted profits units equal to a notional value of $12.5 million for each equity value threshold. For the years ended December 31, 2021 and 2020, total stock compensation expense for the Future Incentive Awards, including amounts for profits units granted, was $6.2 million and $8.6 million, respectively, and amounts reclassed from the liability to equity for the profits units granted was zero and $2.5 million, respectively. As part of the EGH IPO and UFC Buyout, the Future Incentive Awards was extinguished and EGH assumed the obligation. The Company transferred its liability balance to EGH through a contribution to equity.

14.	DERIVATIVE FINANCIAL INSTRUMENTS

In October 2018, the Company entered into a swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of LIBOR + 1.62%, which totaled 3.97% as of December 31, 2018. The Company entered into this swap to hedge certain of its interest rate risks on its variable rate debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. The Company has designated the interest rate swap as a cash flow hedge, and all changes in fair value are recognized in other comprehensive income until the hedged interest payments affect earnings.

The fair value of the swap is based on commonly quoted monthly LIBOR rates, which are considered observable inputs representing a Level 2 measurement within the fair value hierarchy. The fair value of the swap was $0.6 million as of December 31, 2022 and was included in other assets in the consolidated balance sheets. The fair value of the swap was $4.3 million as of December 31, 2021 and was included in other long-term liabilities in the consolidated balance sheets. The total change in fair value of the swap’s liability position included in accumulated other comprehensive income was a $4.9 million decrease, a $2.5 million decrease, and a $2.3 million increase for the years ended December 31, 2022, 2021 and 2020, respectively. The Company reclassified $0.3 million of the increase in fair value into net income during the years ended December 31, 2022, 2021 and 2020, representing the amortization of the cash flow hedge fair value to net income.

15.	EMPLOYEE BENEFIT PLANS

Zuffa sponsors a 401(k) defined contribution plan (the “Plan”) covering substantially all of its employees. Under the Plan, participants are allowed to make contributions based on a percentage of their salaries, subject to a statutorily prescribed annual limit. Zuffa makes matching contributions of 50% of each participant’s contributions, up to 6% of eligible compensation (maximum 3% matching contribution). Zuffa may also make additional discretionary contributions to the 401(k) plan. Employer matching contributions and discretionary contributions to the 401(k) plan were $0.8 million, $2.2 million and $2.7 million for the years ended December 31, 2022, 2021 and 2020, respectively.

16.	INCOME TAXES

The Company is an LLC which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s foreign subsidiaries are subject to entity-level taxes. The Company’s U.S. subsidiaries are subject to withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

Income before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2022	2021	2020
United States	$399,244	$287,440	$193,570
Foreign	4,305	1,954	1,650

Total	$403,549	$289,394	$195,220

The income tax provision consists of the following (in thousands):

	Year Ended December 31,
	2022	2021	2020
Current:
U.S. federal, state and local	$816	$315	$630
Foreign	13,184	16,302	9,575

Total Current	14,000	16,617	10,205

Deferred:
U.S. federal, state and local	460	492	194
Foreign	(142)	(1,340)	(75)

Total Deferred	318	(848)	119

Total provision for income taxes	$14,318	$15,769	$10,324

The effective income tax rate based on the actual provision shown in the consolidated statements of operations differs from the U.S. statutory federal income tax rate as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
U.S. statutory federal income tax of 21%	$84,743	$60,773	$40,996
Partnership income not subject to tax in U.S.	(83,839)	(60,363)	(40,650)
Tax impact of foreign operations	12,072	15,905	11,507
UK ORIP Tax	859	971	957
Provision to Return	968	(998)	(601)
Valuation allowance	(1,756)	580	(490)
Unrecognized tax benefit	(4)	(1,894)	(2,299)
U.S. state and local taxes at partnership level	1,275	795	904

Total provision for income taxes	$14,318	$15,769	$10,324

Principal components of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss, capital loss and tax credits carried forward	$2,203	$4,013
Property, buildings, and equipment	9	16

Total gross deferred tax assets	2,212	4,029
Less valuation allowance	(94)	(1,850)

Net deferred tax assets	$2,118	$2,179

Deferred tax liabilities:
Accrued expenses	15	(3)
Deferred state tax liability	(1,564)	(1,128)

Net deferred tax assets	$569	$1,048

The classification of net deferred tax assets (liabilities) is as follows (in thousands):

	December 31,
	2022	2021
Other assets	$2,118	$2,179
Other long-term liabilities	(1,549)	(1,131)

	$569	$1,048

As of December 31, 2022 and 2021, the Company had foreign net operating losses of $10.9 million and $21.3 million, respectively, which expire over various time periods ranging from 5 years to no expiration.

ASC 740 requires that a valuation allowance be recorded against deferred tax assets when it is more likely than not that some or all of a company’s deferred tax assets will not be realized based upon available positive and negative evidence. After reviewing all available positive and negative evidence as of December 31, 2022 and 2021, the Company recorded a full valuation allowance against certain foreign deferred tax assets of $0.1 million and $1.8 million, respectively. The Company recorded a decrease in valuation allowance of $1.7 million, an increase in valuation allowance of $0.6 million and a decrease in valuation allowance of $0.5 million for the years ended December 31, 2022, 2021 and 2020, respectively, which was recorded in the respective year’s provision for income taxes.

Due to the Company’s structure, the portion of unremitted earnings of non-U.S. subsidiaries (foreign disregarded entities), which are deemed to be indefinitely reinvested outside of the U.S., are not significant to the consolidated financial statements.

The Company had unrecognized tax benefits of $0.9 million, $1.0 million and $2.7 million, respectively, as of December 31, 2022, 2021 and 2020. The aggregate changes to the liability for unrecognized tax benefits, excluding interest and penalties, were as follows (in thousands):

	December 31,
	2022	2021	2020
Beginning balance	$951	$2,720	$4,468
Gross increases	—	—	916
Gross decreases	—	(1,872)	(2,664)
Translation adjustments	(71)	103	—

Ending balance	$880	$951	$2,720

The Company recognizes interest and penalties related to uncertain tax benefits in its provisions for income taxes. The Company had accrued interest and penalties of $0.1 million and $0.0 million as of December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, approximately $1.0 million would affect the Company’s effective tax rate upon resolution of the uncertain tax positions.

The Company is regularly audited by domestic and foreign taxing authorities. Audits may result in tax assessments in excess of amounts claimed and the payment of additional taxes. The Company believes that its tax return positions comply with applicable tax law and that it has adequately provided for reasonably foreseeable assessments of additional taxes. Additionally, the Company believes that any assessments in excess of the amounts provided for will not have a material adverse impact in the consolidated financial statements.

The Company is subject to taxation in various state and foreign jurisdictions. As of December 31, 2022, the Company is generally subject to review by U.S. federal taxing authorities for the years 2019 through 2021. With few exceptions, the Company is generally no longer subject to examination by state and local and foreign income tax authorities for periods prior to 2019.

For tax years beginning on or after January 1, 2018, the Company is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any IRS audit of the Company would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that the Company would pay an “imputed underpayment” including interest and penalties, if applicable. The Company may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal income tax returns. If the Company does not elect to make to make a “push-out” election, the Company has agreements in place requiring former partners to indemnify the Company for their share of the imputed underpayment. The Company’s partnership agreement does not stipulate how the Company will address imputed underpayments. If the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the Company ultimately makes on behalf of its current partners will be reflected as a distribution, rather than tax expense, at the time that such distribution is declared.

The Organization for Economic Co-operation and Development (“OECD”) has proposed changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises. These proposals, if finalized and adopted by the associated countries, will likely increase tax uncertainty, and may adversely affect our provision for income taxes. The European Union Member States unanimously adopted a directive in December 2022 to implement the global minimum tax rules in Pillar Two of the OECD’s BEPS 2.0 project. At the end of 2022, South Korea enacted the Pillar 2 model rules into their legislation. The Company will continue to monitor legislative and regulatory developments to assess potential impacts.

17.	COMMITMENTS AND CONTINGENCIES

Film Commitments

Film commitments include amounts related to the production, acquisition and licensing of film content where the Company has entered into an agreement to produce or obtain future films but has not paid for or received the films yet. Future minimum payments under these agreements are as follows (in thousands):

Year Ending December 31,
2023	$15,485
2024	10,255
2025	5,700

Total	$31,440

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California (the “District Court”) between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that

Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA Fighters’ services. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. On December 14, 2020, the District Court orally indicated its intention to grant Plaintiffs’ motion to certify the Bout Class (comprised of fighters who participated in bouts from December 16, 2010 to September 30, 2017) and to deny Plaintiffs’ motion to certify the Identity Class (a purported class based upon the alleged expropriation and exploitation of fighter identities). The Company is awaiting the official written order from the judge and assuming he rules as previously indicated, then the Company will seek an appeal of this decision. On June 23, 2021, plaintiffs’ lawyers filed a new case against Zuffa and EGH alleging substantially similar claims but providing for a class period from July 1, 2017 to present . Management believes that the Company has meritorious defenses against the allegations and intends to defend itself vigorously.

The Company is involved in various other legal matters arising in the normal course of business. In the opinion of the Company, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

18.	SEGMENT REPORTING

The accounting guidance for disclosures about segments of an enterprise and related information requires separate financial information to be disclosed for all reporting segments of a business. Management has evaluated this guidance and determined that the Company is composed of a single operating and reportable segment.

The tables below summarize revenue and long-lived assets by geographic area (in thousands). Revenue by geographic area is based on the location of the legal entity that sells the services.

Revenue by geographic area

	Year Ended December 31,
	2022	2021	2020
United States	$1,117,773	$1,026,354	$885,361
Rest of world	22,374	5,590	5,793

Total revenue	$1,140,147	$1,031,944	$891,154

Long-lived assets by geographic area

	December 31,
	2022	2021
United States	$168,652	$166,613
Rest of world	6,396	7,436

Total long-lived assets	$175,048	$174,049

19.	RELATED PARTY TRANSACTIONS

EGH and its subsidiaries (collectively, the “Group”) provide various services to the Company:

The Company is charged an annual management fee of $25.0 million for services provided by the Group. For the years ended December 31, 2022, 2021 and 2020, the Company incurred management fee charges of $25.0 million and commissions fees of $2.5 million, $1.6 million and $0.2 million, respectively, which are included in selling, general and administrative expenses and direct operating costs, respectively, in the consolidated statements of operations. The Company believes the annual management fee is a reasonable allocation of costs related to representation, executive leadership, back-office and corporate functions and other services provided by the Group. The Company also reimburses the Group for third party costs they incur on the Company’s behalf. The Company reimbursed the Group for $5.4 million, $4.7 million, and $1.3 million of such costs during the years ended December 31, 2022, 2021 and 2020, respectively. The Company also receives revenue from the Group for the exhibition of UFC events as well as for other licensing arrangements. The Company recognized $10.7 million, $7.1 million and $1.0 million of revenue for these transactions during the years ended December 31, 2022, 2021 and 2020, respectively. The Company had a receivable balance of $10.4 million and $5.2 million due from these parties as of December 31, 2022 and 2021, respectively.

The Company also procured $8.6 million, $4.9 million and $3.7 million in production and consulting services from the Group for the years ended December 31, 2022, 2021 and 2020, respectively. The Company had a $2.6 million and $0.5 million payable balance due to these parties as of December 31, 2022 and 2021, respectively.

The Company uses Endeavor Streaming, a Group company, to manage the video platform and billing for its over-the-top subscription service UFC Fight Pass and digital pay-per-view service UFC.TV. Endeavor Streaming collects revenue paid by the end-user for these products and then remits payment to the Company net of fees on revenue generated using the Endeavor Streaming platform. As of December 31, 2022 and 2021, the Company had a $6.2 million and $24.2 million receivable from Endeavor Streaming, respectively, which is included in other current assets in the consolidated balance sheet. Additionally, the Company pays Endeavor Streaming fees for revenue generated using Endeavor Streaming’s platform, as well as for work performed in updating and maintaining the video platform. These fees are deferred over the period of the subscription, which ranges from one to twelve months for UFC Fight Pass and are recognized at the time of the live event for UFC.TV. As of December 31, 2022, the Company had $0.3 million in deferred fees and a $0.8 million payable related to such fees, which is included in other current assets and other current liabilities, respectively, in the consolidated balance sheet. As of December 31, 2021, the Company had $0.8 million in deferred fees and a $0.6 million payable related to such fees. The Company recognized $6.4 million, $6.9 million and $5.4 million of fees and $0.4 million, $0.4 million and $0.4 million of maintenance expenses to Endeavor Streaming during the years ended December 31, 2022, 2021 and 2020, respectively, which is included in direct operating costs and selling, general and administrative expenses, respectively, in the consolidated statements of operations.

The Company has a $2.7 million receivable from Endeavor Streaming for sales tax owed to various taxing authorities in territories where Endeavor Streaming has sold UFC Fight Pass and UFC.TV to its end-users as of December 31, 2022 and 2021. This receivable is included in other current assets in the Company’s consolidated balance sheet. The Company recorded a corresponding $2.7 million payable to those taxing authorities as of December 31, 2022 and 2021, which is included in accrued liabilities in the Company’s consolidated balance sheet.

The Company entered into various other transactions with entities affiliated with EGH during the year ended December 31, 2022, 2021 and 2020 throughout the normal course of business. In the aggregate, the Company recognized $3.2 million, $0.6 million, and $0.7 million in revenues, respectively, and $0.5 million, $0.7 million, and $0.4 million in direct operating costs, respectively, from these transactions.

The Company recorded bad debt expense of $4.5 million related to amounts due from its equity method investee, Ultimate NEV, LLC during the year ended December 31, 2020. The Company determined that the events that resulted in the other-than-temporary impairment in the investment discussed in Note 7 above also resulted in the amounts due from the investee no longer being collectible, and therefore the entire amount due was written off as bad debt. This expense is included in selling, general and administrative expenses in the consolidated statement of operations.

The Company recognized $1.2 million and $0.1 million of revenue during the years ended December 31, 2022 and 2021, respectively, from promotional services provided to its equity method investee, Howler Head. in connection to its equity investment in the entity discussed in Note 7 above. The Company had deferred revenue of $2.0 million and $0.3 million as of December 31, 2022 and 2021, respectively, related to this arrangement. Additionally the Company had receivables from Howler Head of $0.2 million and $0.1 million as of December 31, 2022 and 2021, respectively, which are related to amounts owed for certain reimbursable expenses incurred during each period.

20.	SUBSEQUENT EVENTS

Subsequent events were evaluated through May 12, 2023, which is the date the consolidated financial statements were available for issuance.

On April 2, 2023, EGH entered into a transaction agreement to form a new publicly traded company (“New PubCo”) with World Wrestling Entertainment, Inc (“WWE”) relating to the combination of the UFC and WWE businesses. Upon close, which is expected in late 2023, (A) EGH and/or its subsidiaries will hold (1) a 51% controlling non-economic voting interest in New PubCo and (2) a 51% economic interest in an operating subsidiary (“HoldCo”), which will own all of the assets of the UFC and WWE businesses, and (B) the stockholders of WWE will hold (1) a 49% voting interest in New PubCo and (2) a 100% economic interest in New PubCo, which will in turn hold a 49% economic interest in Holdco.

On April 10, 2023, the Company amended its Revolving Credit Facility to extend its maturity to October 29, 2024. The amendment to the facility also changes the reference rate on the facility from LIBOR to Term SOFR. There were no other material changes to the terms and conditions of the Revolving Credit Facility resulting from this amendment.

The Company concluded that no other events have occurred that would require recognition or disclosure in the consolidated financial statements.